EXHIBIT 23.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

William T. Hart, P.C.	________	harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

May 7, 2021

This letter will constitute an opinion upon the legality of the issuance by Fourth Wave Energy, Inc. of 10,000,000 shares of common stock of GeoSolar Technologies, Inc. (the “Company”) all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of Fourth Wave Energy, Inc., the Company, and the applicable laws of Colorado, all reported judicial decisions interpreting the same, and a copy of the Registration Statement.

In our opinion, the 10,000,000 shares of the Company’s common stock to be distributed by Fourth Wave Energy, Inc. have been legally issued and represent fully paid and non-assessable shares of the Company’s common stock.

Very Truly Yours,

HART & HART, LLC

By /s/ William T. Hart
William T. Hart